Exhibit 99.1

PRESS RELEASE 3-07

LITTLE SQUAW ACQUIRES BRAZILIAN

    GOLD PROPERTY, PEDRA DE FOGO

Spokane, WA, March 19, 2007 - Little Squaw Gold Mining Company (LITS:OTC.BB) (“Little Squaw” or “the Company”) announces that it has acquired the Pedra de Fogo (“Rock of Fire”) gold exploration property in Goias State, south central Brazil. The property covers about 45 square miles (115 square kilometers) of highly prospective geologic terrain within the Crixas mining district, which has yielded over 3.5 million ounces of gold. The property is located near the town of Reisopolis and road access is excellent to most areas of interest.

The Pedra de Fogo property contains strong and continuous geochemical gold anomalies in stream sediments that the Company has confirmed through extensive due diligence sampling.

Dick Walters, President of Little Squaw, offered his perspective: “I am astounded by the magnitude of the gold anomalies we have found in the creeks. They are the strongest I have seen in my 40 years as a geologist, and the pattern I see here clearly indicates a major source of gold on the property. Prior to drill testing, we plan an aggressive exploration program to identify the source(s) of the geochemical gold anomalies, which are likely concealed by the thick, red tropical soils.”

Little Squaw acquired the property under a 20-year mining lease agreement with private prospectors. The prospectors, both of whom are geologists, also provided the Company with a significant technical data package, including geologic, stream-sediment, and soil-geochemical maps showing strong gold anomalies within a very prospective assemblage of rocks. The mineral rights are secured by federal mining claim concessions, in which the Company can earn a 100 percent interest, subject to a 3 percent retained royalty.

Walters added, “Little Squaw now has properties in three mining-friendly jurisdictions—Alaska, Nevada, and Brazil. While Chandalar, Alaska, remains our flagship property, we can now conduct field work year-round because of the seasonal diversity of these three areas. With over $5 million in the bank, we have the muscle to follow through with our exploration plans as we simultaneously explore options to grow the Company through acquisition of other gold properties in the Americas.”

Technical Notes:

The Pedra de Fogo property is underlain by a sequence of metavolcanic and metasedimentary rocks that are thought to form part of a greenstone complex of Proterozoic age. (Greenstone is a field term applied to mafic igneous rocks [e.g., basalt] that have been metamorphosed or otherwise altered so that they have assumed a distinctive greenish color, usually due to the development of chlorite and related minerals.)

The stream-sediment geochemical anomalies occur tightly clustered within a 20-square-mile area (52 square kilometers) covered by the claims. There are no signs of artisan mining on the property. The anomalies are delineated by geochemical analysis, measured weight of gold in panned concentrates, counts of gold grains per pan, and assays of the panned concentrate.  Geochemical analyses of the fine fraction (-80 mesh) of the stream silts are as high as 2.2 parts per million (ppm) gold. In one stream, Rio Pique, there is an impressive 1.5-mile-long run wherein several silt samples show 1 to 2 ppm gold. Heavy mineral concentrates were obtained by panning consistent volumes (5.3 quarts [5 liters] in each pan) of stream sediments from the same sites where the fine-fraction samples were collected. The concentrates yielded assays of between 2 and 132 ppm gold (0.06 to 4.24 oz/t Au). Limited soil sampling has confirmed the extension of the geochemical gold anomalies between some of the stream drainages. From a regional perspective, the geochemical gold values in drainages fall off abruptly in all directions away from the property.

The anomalous gold geochemistry on the property is spatially associated with two features. One is the contact zone between greenstone formations and an older granitic massif. This contact zone is thought to be a large mineralized shear zone. The other feature associated with gold is Banded Iron Formation within the greenstone, a common host rock for large gold deposits in the region. At the Crixas mine, some 30 miles (48 kilometers) south of Pedra de Fogo, approximately 200,000 ounces of gold is mined annually from Banded Iron Formation and the metamorphic rocks that enclose it. The Crixas mine is Brazil’s third-largest gold mine.

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Richard Walters, President, and Susan Schenk, Manager of Investor Relations, of Little Squaw Gold Mining Company are responsible for this news release. For further information please contact Ms. Schenk at (509) 535-6156, or at ir@littlesquawgold.com.

Cautionary Note Regarding Forward-Looking Information -- Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including the Company’s plans to complete its evaluation of its Pedra de Fogo  property and any anticipated results of its prospecting and exploration drilling program thereon, and the Company’s ability to file SEC forms in a timely manner. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. The Company’s actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements.

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